Exhibit 99.1



                                               Contact:  Advanced Photonix, Inc.
                                                Susan A. Schmidt  (805) 987-0146

                           ADVANCED PHOTONIX, INC. (R)
                     REPORTS SECOND QUARTER FY 2005 RESULTS


Camarillo, California, November 9, 2004 --

Advanced Photonix, Inc. (R) (AMEX: API) today reported its second quarter FY 2005 results.

Net sales for the second quarter ended September 26, 2004 were $3.71 million, an increase of 14% from $3.26 million reported in the second quarter of the previous year. Net sales for the six months ended September 26, 2004 increased 18% to $6.96 million, as compared to $5.90 million in the same period of the prior year. The Company reported net income for the quarter of $260,000, or $.02 per share, and year to date net income of $608,000, or $.05 per share. For the same periods of the prior year, the Company reported net income of $226,000, or $.02 per share, and $338,000, or $.03 per share, respectively.

As compared to the last fiscal year, the Company attributes increased revenues and improved operating performance to continued growth in revenues coming from each of its major market segments. Year to date, sales to the industrial sensing, military/aerospace and medical markets, which together make up 94% of the Company's total revenues, have increased 20%, 18% and 24%, respectively, over the prior year. As a percentage of sales, gross margins have improved to 37% year to date, as compared to 34% in the prior year, and other expenses including research and development, selling, general and administrative expenses have remained constant at 28% of sales for both year to date periods.

In announcing the results, Richard Kurtz, Chief Executive Officer of Advanced Photonix stated, "We are very pleased with our continued increases in sales and income from operations. As stated before, our plan is to increase our sales and operational profitability year over year, proving to the market that we can successfully integrate and consolidate acquisitions and fuel our future growth. We look forward to furthering this strategy and bringing additional value for our shareholders".

Advanced Photonix, Inc.(R) is a leading supplier of innovative, silicon-based electro-optical products and design solutions to a global OEM customer base. Products include the patented Large Area Avalanche Photodiode (LAAPD) and FILTRODE(R) detectors, as well as PIN photodiodes. More information on Advanced Photonix can be found at http://www.advancedphotonix.com .

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the integration of newly acquired businesses, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company, the availability of other competing technologies and a decline in the general demand for optoelectronic products.



                             Advanced Photonix, Inc.
                              Financial Highlights



(000 except share data)                             Three Months Ended                              Six Months Ended
                                        -------------------------------------------    -------------------------------------------
                                        September 26, 2004    September 28, 2003       September 26, 2004    September 28, 2003
                                        ------------------    ------------------       ------------------    ------------------
NET SALES                                      $3,709                $3,256                   $6,962                $5,903
GROSS PROFIT                                   $1,258                $1,125                   $2,555                $1,997
  Percent to Net Product Shipments               34%                   35%                      37%                   34%
NET INCOME                                      $260                  $226                     $608                  $338
BASIC NET INCOME                               $0.02                 $0.02                    $0.05                 $0.03
PER SHARE
DILUTED NET INCOME                             $0.02                 $0.02                    $0.04                 $0.02
PER SHARE
WEIGHTED   AVG.   NUMBER   OF   SHARES       13,431,000            13,449,000               13,431,000            13,428,000
OUTSTANDING






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